Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Results; Earnings Per Share Improved from the Prior Year

    YORK, Pa.--(BUSINESS WIRE)--May 22, 2003--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the first quarter ended May 3, 2003.

    Income

    The Company reported a net loss of $2.9 million, or $0.20 per share, for the first quarter of fiscal 2003 compared to a net loss of $4.4 million, or $0.29 per share, for the first quarter of fiscal
2002.

    Sales

    As previously announced, first quarter comparable store sales for the quarter decreased 5.6%. Total sales for the thirteen weeks ended May 3, 2003 decreased 6.2% to $141.1 million from $150.5 million reported for the same period last year due to the continuing weak economy. Increases in coats, accessories and shoes were offset by decreases in men's, children's, junior's and misses'.

    Gross Margin/Inventory

    In the first quarter, the gross margin rate increased 3.7 percentage points to 37.0% this year versus 33.3% reported for the same period last year. At the end of the first quarter, inventory at retail decreased 1.6% compared to the prior year.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses increased $0.7 million from last year. The SG&A expense rate in the first quarter increased 2.8 percentage points to 36.4% of sales from 33.6% of sales for the prior year period, largely reflecting the sales shortfall.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We reduced our first quarter loss to $2.9 million from $4.4 million in the prior year period, even with disappointing sales. Gross margin increased $2.1 million and as a percentage of sales increased to 37.0% from 33.3% last year. This increase reflects the benefits of our 2002 inventory control initiative which included stringent currency and turnover standards, resulting in minimal impact from seasonal merchandise on the first quarter of fiscal 2003. This inventory initiative had a significant positive impact on gross margin in the first quarter of 2003 as compared to the first quarter of the prior year. We expect it will not have the same impact on our gross margin rate in the remaining quarters of 2003. SG&A expenses increased $0.7 million from the prior year period. SG&A expenses as a percent to sales increased 2.8 percentage points largely reflecting the sales shortfall."
    Mr. Baireuther continued, "We will maintain our aggressive promotional stance to address market share while continuing to control our inventory and expenses. We reinforce our original earnings guidance for fiscal 2003 in the range of $0.65 to $0.70 per share."
    The Company's quarterly conference call to discuss the first quarter 2003 results will be broadcast live over the Internet on May 22, at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com. An online archive of the broadcast will be available within one hour after the conclusion of the call.
    The Bon-Ton Stores, Inc. operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.
    Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes.
    Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

                          -tables to follow-



               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      THIRTEEN
                                                     WEEKS ENDED
                                               -----------------------
(In thousands except share and per share data)    May 3,      May 4,
(Unaudited)                                        2003        2002
----------------------------------------------------------------------

Net sales                                        $141,111    $150,517
Other income, net                                     526         534
                                               -----------------------
                                                  141,637     151,051
                                               -----------------------
Costs and expenses:
  Costs of merchandise sold                        88,927     100,397
  Selling, general and administrative              51,380      50,636
  Depreciation and amortization                     4,764       5,057
                                               -----------------------
Loss from operations                               (3,434)     (5,039)
Interest expense, net                               1,244       1,977
                                               -----------------------
Loss before income taxes                           (4,678)     (7,016)
Income tax benefit                                 (1,730)     (2,631)
                                               -----------------------
Net loss                                          $(2,948)    $(4,385)
                                               -----------------------


Per share amounts --
Basic:
  Net loss                                         $(0.20)     $(0.29)
                                               -----------------------

Basic weighted average shares outstanding      15,033,345  15,283,017


Diluted:
  Net loss                                         $(0.20)     $(0.29)
                                               -----------------------

Diluted weighted average shares outstanding    15,033,345  15,283,017



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

                                                    May 3,    Feb. 1,
(In thousands except share and per share data)       2003      2003
----------------------------------------------------------------------
Assets                                           (Unaudited)
Current assets:
  Cash and cash equivalents                         $11,625   $16,796
  Trade and other accounts receivable, net of
   allowance for doubtful accounts and sales
   returns of $3,126 and $3,540 at May 3, 2003
   and February 1, 2003, respectively                44,257    46,735
  Merchandise inventories                           171,896   148,618
  Prepaid expenses and other current assets          14,966    12,958
  Deferred income taxes                               3,172     3,205
                                                 ---------------------
    Total current assets                            245,916   228,312
                                                 ---------------------

Property, fixtures and equipment at cost,
 less accumulated depreciation and amortization     132,552   136,201
Deferred income taxes                                 4,185     3,980
Goodwill and intangible assets                        9,414     9,511
Other assets                                          3,880     4,019
                                                 ---------------------
    Total assets                                   $395,947  $382,023
                                                 ---------------------

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                  $72,103   $53,367
  Accrued payroll and benefits                        9,573    14,037
  Accrued expenses                                   19,762    25,546
  Current portion of long-term debt                     733       715
  Current portion of obligations under capital
   leases                                               257       250
  Income taxes payable                                2,377     5,249
                                                 ---------------------
    Total current liabilities                       104,805    99,164
                                                 ---------------------

Long-term debt, less current maturities              76,104    64,194
Obligations under capital leases, less current
 maturities                                             400       468
Other long-term liabilities                           5,476     5,851
                                                 ---------------------
    Total liabilities                               186,785   169,677
                                                 ---------------------

Shareholders' equity
  Preferred Stock - authorized 5,000,000 shares
   at $0.01 par value; no shares issued                   -         -
  Common Stock - authorized 40,000,000 shares at
   $0.01 par value; issued and outstanding
   shares of 12,135,332 and 12,220,285 at May 3,
   2003 and February 1, 2003, respectively              125       125
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,989,853 at May 3,
   2003 and February 1, 2003                             30        30
  Treasury stock, at cost - shares of 335,200 and
   277,000 at May 3, 2003 and
   February 1, 2003, respectively                    (1,375)   (1,132)
  Additional paid-in-capital                        107,361   107,415
  Deferred compensation                                (142)     (222)
  Accumulated other comprehensive income             (1,893)   (1,876)
  Retained earnings                                 105,056   108,006
                                                 ---------------------
    Total shareholders' equity                      209,162   212,346
                                                 ---------------------
    Total liabilities and shareholders' equity     $395,947  $382,023
                                                 ---------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717/751-3071